EXHIBIT 10.14

                CHANGE OF CONTROL SEVERANCE POLICY

                           Introduction


          The Board of Directors of Mosinee Paper Corporation recognizes that, from time to time, the Company may explore potential transactions that could result in a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

          The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

          In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

          Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change of Control.

          Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

                             ARTICLE I
                       ESTABLISHMENT OF PLAN

          As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Mosinee Paper Corporation Change of Control Severance Policy, as set forth in this document.

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                            ARTICLE II
                            DEFINITIONS

          As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise:

          (a) ANNUAL BONUS. The highest amount a Participant received as an annual bonus under the Company's Performance Bonus Plan and/or any other annual bonus plan, program or policy in any of the three years prior to a termination of employment entitling the Participant to a Separation Benefit.

          (b) ANNUAL COMPENSATION. The sum of a Participant's Required Base Salary and Annual Bonus.

          (c) BASE SALARY. The amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime, health additive and incentive compensation, payable by an Employer as consideration for the Participant's services.

          (d)  BOARD.  The Board of Directors of Mosinee Paper Corporation.

          (e)  CHANGE OF CONTROL.  "Change of Control" shall mean:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company,
     (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (IV) any acquisition pursuant to a transaction which complies with clauses (A),
     (B) and (C) of subsection (iii) of this Section 2(e); or

              (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

             (iii) Consummation by the Company of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

              (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


 Notwithstanding the foregoing, neither the approval by the shareholders of the Company, nor the consummation, of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 24, 1997, by and among Wausau Paper Mills Company, WPM Holdings, Inc. and the Company on substantially the terms and conditions set forth therein as of August 24, 1997 shall constitute a Change of Control for purposes of this Plan.

          (f) CODE. The Internal Revenue Code of 1986, as amended from time to time.

          (g)  COMMITTEE.  The Compensation Committee of the Board.

          (h) COMPANY. Mosinee Paper Corporation and any successor thereto.

          (i) EFFECTIVE DATE. Such date as the Board shall designate in its resolution approving the Plan.

          (j)  EMPLOYEE.  Any employee of an Employer.

          (k) EMPLOYER. The Company or a Subsidiary of the Company which has adopted the Plan pursuant to Article V hereof.

          (l) PARTICIPANT. An Employee who meets the eligibility requirements of Section 3.1.

          (m) PLAN. The Mosinee Paper Corporation Change of Control Severance Policy.

          (n) REQUIRED BASE SALARY. With respect to any Participant, the higher of (x) the Participant's Base Salary as in effect immediately prior to the Change of Control and (y) the Participant's highest Base Salary in effect at any time thereafter.

          (o)  SEPARATION BENEFIT.  The benefit payable in accordance with
 Section 4.3 of the Plan.

          (p) SUBSIDIARY. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

          (q) WEEKLY COMPENSATION. A Participant's Annual Compensation divided by 52.

          (r) YEAR OF SERVICE. A twelve-month continuous period of employment, including periods of vacation, lay-off, leave of absence or disability, with an Employer or any affiliate of an Employer or their predecessors or successors.


                            ARTICLE III
                            ELIGIBILITY

          3.1 PARTICIPATION. Each Employee who is not a party to an employment agreement with the Company which shall be effective in the event of a Change of Control shall be eligible to be designated by the Board or the Committee as a Participant in the Plan. An Employee once designated as a Participant may be excluded from the Plan by action of the Committee at any time prior to the occurrence of a Change of Control provided that such exclusion is not in connection with or in anticipation of a then-pending or proposed Change of Control.

          3.2 DURATION OF PARTICIPATION. A Participant shall cease to be a Participant in the Plan when he ceases to be an Employee of any Employer or ceases to be a member of the group of Employees designated as eligible to participate in the Plan, unless, at the time he ceases to be an Employee or a member of a group of Employees, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence described in Section 4.2(a) which would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                            ARTICLE IV
                        SEPARATION BENEFITS

          4.1 RIGHT TO SEPARATION BENEFIT. A Participant shall be entitled to receive from his Employer a Separation Benefit in the amount provided in Section 4.3 if, at any time after a Change of Control has occurred and on or before the second anniversary thereof, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2(a), whether the termination is voluntary or involuntary. Any Separation Benefits payable hereunder are intended as stipulated damages for the termination of the Participant's employment, with the understanding that the actual damages incurred by a Participant in such circumstances will be difficult or impossible to determine.

          4.2  TERMINATION OF EMPLOYMENT.

               (a) TERMINATIONS WHICH GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. (i) Except as set forth in subsection (b) below, any termination of employment with an Employer by action of the Employer or any of its affiliates within two years after a Change of Control (excluding any transfer to another Employer) shall entitle a Participant to a Separation Benefit in accordance with Section 4.3.

                  (ii) If within two years after a Change of Control a Participant's Base Salary is reduced below the Required Base Salary, the Participant may terminate his employment within 90 days of the occurrence of such reduction and be entitled to the Separation Benefits in accordance with Section 4.3.

                  (iii) If within two years after a Change of Control a Participant's duties and responsibilities or the program of benefits offered to a Participant are materially and adversely diminished in comparison to the duties and responsibilities or the program of benefits enjoyed by the Participant immediately prior to the Change of Control, he may terminate his employment within 90 days of the occurrence of such diminution and be entitled to the Separation Benefits in accordance with
 Section 4.3.

                   (iv) If within two years after a Change of Control a Participant is required to be based at a location more than 50 miles from the location where the Participant was based and performed services immediately prior to the Change of Control, he may terminate his employment within 90 days of such requirement and be entitled to the Separation Benefits in accordance with Section 4.3.

                    (v) If within two years after a Change of Control, an Employer or any affiliate of an Employer sells or otherwise distributes or disposes of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the requirements of subsection (b)(iv) of this Section 4.2 are not met, a Participant may terminate his employment within 90 days after such sale, distribution or disposition and be entitled to the Separation Benefits in accordance with Section 4.3.

               (b) TERMINATIONS WHICH DO NOT GIVE RISE TO SEPARATION BENEFITS UNDER THIS PLAN. If a Participant's employment is terminated after a Change of Control for Cause, disability, retirement, or a qualified sale of business (as those terms are defined below), the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change of Control.

                    (i) A termination for disability shall have occurred where a Participant is terminated because illness or injury has prevented him from performing his duties (as they existed immediately prior to the illness or injury) on a full-time basis for 180 consecutive business days.

                   (ii) A termination by retirement shall have occurred where a Participant's termination is due to his voluntary normal or early retirement under a pension plan sponsored by his Employer or its affiliates, as defined in such plan.

                  (iii) A termination for Cause shall have occurred where a Participant is terminated because of:

                    (A) the willful and continued failure of the Employee to perform substantially the Employee's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board or an elected officer of the Company which specifically identifies the manner in which the Board or the elected officer believes that the Employee has not substantially performed the Employee's duties, or

                    (B) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

 For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

                  (iv) A termination due to a qualified sale of business shall have occurred where, within two years after a Change of Control, an Employer or an affiliate of an Employer has sold, distributed or otherwise disposed of the subsidiary, branch or other business unit in which the Participant was employed before such sale, distribution or disposition and the Participant has been offered employment with the purchaser of such subsidiary, branch or other business unit or the corporation or other entity which is the owner thereof on substantially the same terms and conditions under which he worked for the Employer (including, without limitation, base salary, duties and responsibilities, program of benefits and location where based). Such terms and conditions shall also include, without limitation, a legally binding agreement or plan covering such Participant, providing that upon a termination of employment with the subsidiary, branch or business unit (or the corporation or other entity which is the owner thereof) or any successor of the kind described in
 Article VI of this Plan, within two years after the Change of Control of the Company, the Participant's employer or any successor will pay to each such former Participant an amount equal to the Separation Benefit and other benefits that such former Participant would have received under the Plan had he been a Participant at the time of such termination. For purposes of this subsection, the new employer plan or agreement must treat service with any Employer (irrespective of whether the Employer was an affiliate of the Company or the Employee was a Participant at the time of such service) and the new employer as continuous service for purposes of calculating separation benefits.

          4.3  SEPARATION BENEFITS.

               (a) IN GENERAL. If a Participant's employment terminates in circumstances entitling him to a Separation Benefit as provided in
 Section 4.2(a), the Participant's Employer or the Company shall provide such Participant with a Separation Benefit as follows:

          (i) the Company shall pay such Participant, within ten days after the date such termination takes effect (the "Date of Termination"), a cash lump sum equal to the excess of (A) the Participant's Weekly Compensation (determined immediately before the Date of Termination) times the "Multiple" (as defined in
          Section 4.3(b) below) over (B) the amount of any severance pay or pay in lieu of notice required to be paid to such Employee under applicable law ("Statutory Severance"); and

           (ii) the Company shall continue to provide such Participant, for a number of weeks after the Date of Termination equal to the Multiple, with life and medical/dental insurance coverage at least as favorable as the coverage in force on the Date of Termination, with no increase in the employee contribution rate.

               (b) DEFINITION OF "MULTIPLE". The "Multiple" shall mean the sum of (i) the number of the Participant's completed Years of Service and (ii) the quotient (rounded down to the nearest whole number) of the Participant's Required Base Salary, divided by $5,000; provided, however, that the Multiple shall not be less than 4 nor greater than 52.

          4.4  OTHER BENEFITS PAYABLE.  The Separation Benefit described in
 Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, and Statutory Severance.

          4.5  CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

               (a) For purposes of this Section 4.5, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise; (ii) Separation Payment shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and any corresponding provisions of state and local income tax laws, determined by applying the highest marginal tax rates that are expected to apply to the Participant's taxable income for the relevant taxable year; (iv) "Present Value" shall mean such value determined in accordance with Section

 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the greatest aggregate amount of Separation Payments which (a) is less than the sum of all Separation Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Participant were paid the sum of all Separation Payments.

               (b) Anything in this Agreement to the contrary notwithstanding, in the event Ernst & Young LLP or such other certified public accounting firm designated by the Participant (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Separation Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Separation Payments shall be reduced to such Reduced Amount. All fees payable to the Accounting Firm shall be paid solely by the Company.

               (c) If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in his sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Separation Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Participant and shall be made within 60 days of a termination of employment of the Participant. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Separation Payments as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of the Participant in the future such Separation Payments as become due to the Participant under this Plan.

               (d) While it is the intention of the Company to reduce the amounts payable or distributable to the Participants hereunder only if the aggregate Net After Tax Receipts to a Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of a Participant pursuant to this Plan could have been so paid or distributed

 ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of a Participant shall be treated for all purposes as a loan to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in
 Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by a Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          4.6  PAYMENT OBLIGATIONS ABSOLUTE.

          Upon a Change of Control, subject to Section 4.5, the obligations of the Company and the Employer to pay the Separation Benefits described in Section 4.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.


                             ARTICLE V
                      PARTICIPATING EMPLOYERS

          As of the Effective Date, this Plan shall be deemed adopted by each Subsidiary of the Company. Upon such adoption, each Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are eligible to be Participants.

                            ARTICLE VI
                       SUCCESSOR TO COMPANY

          This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

          In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.


                            ARTICLE VII
                DURATION, AMENDMENT AND TERMINATION

          7.1 DURATION. If a Change of Control has not occurred and no proposal with respect to a Change of Control is then pending, this Plan shall expire on August 24, 1998, unless sooner terminated as provided in
 Section 7.2, or unless extended for an additional period or periods by resolution adopted by the Board.

          If a Change of Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.5 have been made.

          7.2 AMENDMENT AND TERMINATION. The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board, unless a Change of Control has previously occurred. However, in connection with or in anticipation of a then-pending or proposed Change of Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants.

          7.3 FORM OF AMENDMENT. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants' rights and benefits hereunder.


                           ARTICLE VIII
                           MISCELLANEOUS

          8.1 INDEMNIFICATION. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, or entitlement to, any right or benefit provided by this Plan, the Company or the Employer will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action.

          8.2 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies or those of its Subsidiaries' regarding termination of employment.

          8.3 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.4 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Wisconsin, without reference to principles of conflict of law.

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